                                                        Exhibit 6



                     STOCK PLEDGE AGREEMENT


     This STOCK PLEDGE AGREEMENT (this "Agreement") is made and entered into as of April 15, 1997 by and among Dennis J. Carlo, an individual ("Beneficiary"), Kevin B. Kimberlin, and individual ("Pledgor"), and THE IMMUNE RESPONSE CORPORATION, a Delaware corporation ("Pledgee") with reference to the facts set forth in the Recitals below:


                            RECITALS

     WHEREAS, Pledgor is a co-founder of Pledgee and has been a director of Pledgee since 1986;

     WHEREAS,  Beneficiary is the President, Chief Executive
Officer and a director of Pledgee;

     WHEREAS,  Pledgor is an individual of substantial net worth;

     WHEREAS, Beneficiary and Pledgee have entered into a Unit Purchase Agreement, of even date herewith, pursuant to which Beneficiary has purchased from Pledgee 253,715 Units, each Unit consisting of one share of Pledgee's Common Stock and a warrant to purchase one share of Pledgee's Common Stock. As partial consideration for Pledgee's Units, and for other good and valuable consideration, Beneficiary has delivered to Pledgee that certain Promissory Note (the "Note"), dated as of April 17, 1997, executed by Beneficiary in favor of Pledgee in the principal amount of ONE MILLION FOUR HUNDRED EIGHTY-FOUR THOUSAND TWO HUNDRED THIRTY-TWO AND 75/100 DOLLARS ($1,484,232.75)(the "Loan");

     WHEREAS, to induce Pledgee to make the Loan, Pledgor has agreed to pledge to Pledgee as security for repayment of the Loan certain shares of capital stock with a fair market value approximately equal to double the principal amount of the Loan;
and

     WHEREAS, Beneficiary has agreed not to sell any shares of Pledgee's Common Stock purchased pursuant to the Unit Purchase
Agreement prior to maturity of the Note and repayment of the
Loan:

     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor, Pledgee and Beneficiary hereby agree as follows:

            1. Pledge. In consideration of Pledgee's making of the Loan to Beneficiary, receipt of which is hereby acknowledged, Pledgor hereby agrees and covenants to pledge, grant a security interest in, assign, transfer and deliver to Pledgee, as collateral security for the payment and performance in full when due by Beneficiary of the Obligations (defined below), and on the earliest date permitted under that certain lock-up agreement to which Pledgor is a party (described in Exhibit A hereto, the "Lock-up Agreement"), a number of shares of capital stock, more particularly described on the attached
Schedule 1, having an aggregate fair market value at the time transferred to Pledgee equal to double the principal amount of the Loan (collectively, the "Pledged Shares"), together with the certificates evidencing same, which certificates shall be duly endorsed in blank or accompanied by stock powers duly executed in blank.

            From the date hereof until such time as the Pledged
Shares may be transferred to Pledgee in accordance with this
Section 1 and the Lock-up Agreement, Pledgor shall segregate and hold separate for safekeeping the Pledged Shares and the certificates evidencing the same.

            2. Obligations Secured. Subject only to the time restrictions contained in the Lock-up Agreement, this Agreement is made, and the security interest pledged herein will be given, to secure payment and performance in full of all obligations (collectively the "Obligations") of Beneficiary owing to Pledgee under the Note, and to secure performance in full of all Obligations of both Beneficiary and Pledgor owing to Pledgee under this Agreement, together with all extensions, amendments, restatements, modifications, supplements and renewals thereof, when the same shall become due, whether at maturity, at a time fixed for payment or by acceleration or otherwise, in accordance with the terms of the Note, together with Beneficiary's and Pledgor's performance and compliance with all other terms and conditions of this Agreement and any other agreement now or in the future entered into between Beneficiary and Pledgee with respect to the Loan or any modifications, amendments, restatements, supplements or renewals thereof.

            3. Attorney-in-Fact. Subject to the rights of Pledgor provided for in this Agreement and the time restrictions contained in the Lock-up Agreement, Pledgor hereby irrevocably agrees and covenants to appoint Pledgee as Pledgor's attorney-in-fact, coupled with an interest, with full authority in the place and stead of Pledgor and in the name of Pledgor, Pledgee or otherwise, from time to time to take any action, execute any document, instrument or other agreement which Pledgee reasonably may deem necessary or advisable, in its sole discretion, to accomplish the purposes of this Agreement, including without limitation, to arrange for the transfer of the Pledged Shares on the books of the issuer to the name of Pledgee.

            4. Dividends. After the Pledged Shares have been transferred to Pledgee in accordance with Section 1 hereof and for the remaining term of this Agreement, all dividends and other amounts received in cash by Pledgee as a result of Pledgee's record ownership of the Pledged Shares shall be applied to the payment of the principal and interest on the Loan.

            5. Voting Rights. During the term of this Agreement, and as long as Beneficiary is not in default in the performance of any of the terms of this Agreement, or in the payment of the principal or interest of the Loan, or with respect to any of the other Obligations, Pledgor shall have the right to vote the Pledged Shares on all corporate questions. Pledgee shall execute due and timely proxies in favor of Pledgor to this end.

            6. Representations and Warranties of Pledgor. Pledgor represents and warrants: that Pledgor is the legal and beneficial owner of the Pledged Shares; that Pledgor has owned the Pledged Shares for two (2) or more years; that there are no restrictions on the transfer of any of the Pledged Shares, other than as may appear on the face of the certificates thereof and those contained in the Lock-up Agreement; that Pledgor has the right and power to transfer the Pledged Shares free of any encumbrances or liens, without obtaining the consents of any other party or parties; that Pledgor is not now and has never been an officer or director of the issuer of the Pledged Shares; and that Pledgor is not now an affiliate (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) of the issuer of the Pledged Shares.

            7. Adjustments. In the event that during the term of this Agreement, any share dividend, reclassification, readjustment or other change is declared or made in the capital structure of the company that has issued the Pledged Shares, all new, substituted and additional shares, or other securities issued by reason of any such change with respect to the Pledged Shares, shall be transferred to and held by Pledgee in the same manner as the Pledged Shares originally pledged to Pledgee under this Agreement.

            8. Warrants and Rights. In the event that during the term of this Agreement, subscription warrants or any other rights or options shall be issued in connection with the Pledged Shares, such warrants, rights and options shall be immediately assigned by Pledgee to Pledgor, and if exercised by Pledgor, all new shares or other securities so acquired by Pledgor as a result thereof shall be immediately assigned to Pledgee to be held in the same manner as the Pledged Shares originally pledged under this Agreement and shall in all respects be subject to the terms of this Agreement.

            9. Payment of Loan. Upon payment in full, at maturity, of all principal and interest due to Pledgee under the Note, together with any other amounts due to Pledgee under the terms of the Note or this Agreement, less amounts received and applied by Pledgee in reduction of the Loan, and upon full satisfaction of all of the other Obligations provided for under this Agreement and the Note, Pledgee shall transfer to Pledgor all of the Pledged Shares and all rights received by Pledgee as a result of Pledgee's record ownership of the Pledged Shares and this Agreement shall terminate. Notwithstanding the above requirement that the Obligations be satisfied in full prior to Pledgee's release of its interest in the Pledged Shares under this Agreement, Pledgee shall extend all reasonable cooperation to Pledgor in connection with any proposed sale by Pledgor of the Pledged Shares, provided the proceeds of such sale shall be applied by Pledgor to repay the Loan in full, together with all other amounts owed to Pledgee with respect to the Obligations.

            10. Default. In the event that Beneficiary defaults in the performance of any of the material terms of this Agreement, or on the payment at maturity of the principal or interest of the Loan, or defaults with respect to any of the Obligations, Pledgee shall have all of the rights and remedies provided to it and be subject to the obligations under the Delaware Uniform Commercial Code with respect to such default or nonperformance. In this connection, after the Pledged Shares have been transferred to Pledgee in accordance with Section 1 hereof, Pledgee may, as permitted by the Delaware Uniform Commercial Code, and without liability for any diminution in price that may have occurred, sell all of the Pledged Shares in the manner and for the price that Pledgee may determine upon fifteen (15) days written notice to both Beneficiary and Pledgor of the time and place of any public sale or the time after which any private sale is to be made. At any bona fide public sale, Pledgee shall be free to purchase all or any part of the Pledged Shares. Out of the proceeds of any sale of the Pledged Shares, Pledgee may retain an amount equal to the principal and interest then due with respect to the Loan under the Note, plus any other amounts due with respect to the Obligations or otherwise under the Note, plus the amount of the expenses of the sale, and shall pay any balance of the proceeds of any sale to Pledgor after satisfaction of all of the Obligations. If Beneficiary defaults in the performance of any of the Obligations before the Pledged Shares have been transferred to Pledgee in accordance with
Section 1 hereof, or if the proceeds of the sale of such Pledged Shares are insufficient to cover the principal and interest of the Loan and other amounts due with respect to the Obligations, including expenses of the sale, Beneficiary shall remain liable to Pledgee for any deficiency in accordance with applicable provisions of the Delaware Uniform Commercial Code.

            11. Miscellaneous. This Agreement and the Note shall be governed by and interpreted in accordance with the laws of the State of Delaware, except as they may be preempted by federal law. In any action brought or arising out of this Agreement or the Note, Pledgor, Pledgee and Beneficiary hereby consent to the jurisdiction of any federal or state court having proper venue within the State of California and also consent to the service of process by any means authorized by California or federal law. The headings used in this Agreement are for convenience only and shall be disregarded in interpreting the substantive provisions of this Agreement. Time is of the essence in each term of this Agreement and the Note. If any provision of this Agreement or the Note shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed therefrom and the remaining parts shall remain in full force as though the invalid, illegal or unenforceable portion had never been a part thereof. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same Agreement. The Recitals and any Schedules attached to this Agreement are hereby incorporated into this Agreement by this reference.

            12. Integration; Interpretation. The Agreement and the Note contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated herein and supersede all prior negotiations. The Agreement and the Note shall not be modified except by written instrument executed by all parties.

            13. Further Assurances; Substitution of Collateral. Beneficiary and Pledgor shall execute, acknowledge and deliver, upon written request of Pledgee, any and all further documents, agreements or other instruments, and take such further actions, as Pledgee may reasonably require for carrying out the purpose and intent of the covenants set forth in this Agreement. If at any time, the value of the Pledged Shares declines to such an extent that in the reasonable opinion of Pledgee such collateral is inadequate either to secure satisfaction of Beneficiary's Obligations or to satisfy the requirements of Federal Reserve Board Regulation G, Pledgee may require Pledgor to substitute reasonably equivalent collateral for some or all of the Pledged Shares as security for Beneficiary's satisfaction of the Obligations, which substituted collateral shall be acceptable to Pledgee in its sole discretion and shall be subject, in all respects, to the terms and conditions of this Agreement upon such substitution. Pledgor shall execute, acknowledge and deliver such additional documents, agreements and instruments with respect to such substituted collateral as Pledgee may require, including without limitation, mortgages, deeds of trust or financing statements, in form and content sufficient to perfect Pledgee's security interest in such substituted collateral.

           IN WITNESS WHEREOF, Pledgor, Pledgee and Beneficiary have caused this Agreement to be duly executed as of the date first written above.

PLEDGOR                              PLEDGEE

                                     THE IMMUNE RESPONSE
                                      CORPORATION
_____________________________
   Kevin B. Kimberlin

                                     By: ___________________

                                     Title: ________________


BENEFICIARY



________________________
 Dennis J. Carlo, Ph.D.

                           SCHEDULE 1

                         PLEDGED SHARES



                [TO BE COMPLETED BY BENEFICIARY]


                       No. of  Class of   Certificate
Issuer                 Shares   Shares         No.      Date
------                 ------  --------   -----------   ----

Ciena Corporation      ______   Common    __________    ____